    As filed with the Securities and Exchange Commission on November 6, 1997

                                                   REGISTRATION NO. 333-________

--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                           UNITED LEISURE CORPORATION
                 (Name of Small Business Issuer in its Charter)

                                   ----------

               DELAWARE                                      13-2652243
     (State or Other Jurisdiction                         (I.R.S. Employer
   of Incorporation or Organization)                   Identification Number)

                                   ----------

                                 18081 MAGNOLIA
                            FOUNTAIN VALLEY, CA 92708
                                 (714) 837-1200
              (Address, Including Zip Code and Telephone Number of
                          Principal Executive Offices)


                                  HARRY SHUSTER
                        CHAIRMAN OF THE BOARD, PRESIDENT
                           AND CHIEF EXECUTIVE OFFICER
                                 18081 MAGNOLIA
                            FOUNTAIN VALLEY, CA 92708
                                 (714) 837-1200
                       (Name, Address and Telephone Number
                              of Agent for Service)

                                   COPIES TO:

                            GERALD M. CHIZEVER, ESQ.
                             MADGE S. BELETSKY, ESQ.
                        RICHMAN, LAWRENCE, MANN, GREENE,
                               CHIZEVER & PHILLIPS
                             9601 WILSHIRE BOULEVARD
                                    PENTHOUSE
                         BEVERLY HILLS, CALIFORNIA 90210
                                 (310) 274-8300
                               (310) 274-2831(FAX)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

                                                  Proposed         Proposed
                                                  Maximum           Maximum         Amount of
Title of Each Class of            Amount to    Offering Price      Aggregate      Registration
Securities to be Registered     be Registered   Per Share(1)     Offering Price        Fee
Common Stock, par value            500,000(2)      $.625            $312,500         $97.66
$.01 per share

--------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee and based on the last sale price as reported by the National Association of Securities Dealers Inc. on November 3, 1997.

(2) Includes 350,000 shares of Common Stock underlying Common Stock purchase warrants, which warrants include one warrant to purchase 150,000 shares of Common Stock exercisable at the lesser of $.40 per share or 75% of the average of the last trade prices for the 10 trading days immediately preceding the exercise of the warrant, and two warrants to purchase 100,000 shares of Common Stock each, each exercisable at $.75 per share (collectively, the "Warrants"). Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable as a result of the anti-dilution provisions of the Warrants.


                              --------------------

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                  Subject to Completion, dated November 6, 1997

                           UNITED LEISURE CORPORATION

                         500,000 SHARES OF COMMON STOCK


        This Prospectus has been prepared for use in connection with the proposed resale by the selling stockholders described herein (the "Selling Stockholders"), of an aggregate of up to 500,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock") consisting of (i) 150,000 shares of Common Stock (the "Shares") and (ii) 350,000 shares of Common Stock underlying Common Stock purchase warrants, which warrants include one warrant to purchase 150,000 shares of Common Stock exercisable at the lesser of $.40 per share or 75% of the average of the last trade prices for the 10 trading days immediately preceding the exercise of the warrant and two warrants to purchase 100,000 shares of Common Stock each, exercisable at a price of $.75 per share (collectively, the "Warrants"). The Shares and the shares of Common Stock underlying the Warrants (collectively, the "Securities"), may be offered and sold by the Selling Stockholders from time to time directly or through agents or to or through broker-dealers. See "Plan of Distribution." Unless the context indicates or otherwise requires, references in this Prospectus to the "Company" are to United Leisure Corporation and its consolidated subsidiaries.

        The Company's Common Stock is traded on the Nasdaq SmallCap Market under the trading symbol UTDL. On November 3, 1997, the closing price for the Common Stock as reported by Nasdaq was $.625 per share.

        The Company will receive no portion of the proceeds of the sale of the Securities by the Selling Stockholders; however, the Company will receive proceeds upon the exercise of the Warrants if and when it is exercised. The Company will bear the expenses in connection with the registration of the Securities. See "Plan of Distribution," "Use of Proceeds" and "Selling Stockholders."

SEE "RISK FACTORS," COMMENCING ON PAGE 7 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

        THE SECURITIES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES SHOULD CONFIRM THE EXISTENCE OF AN EXEMPTION FROM REGISTRATION OR THE REGISTRATION THEREOF UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



                 THE DATE OF THIS PROSPECTUS IS _________, 1997.

                              AVAILABLE INFORMATION

        The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Seven World Trade Center, 13th Floor, New York, N.Y. 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is listed on the Nasdaq SmallCap Market, and the reports, proxy statements and certain other information filed by the Company may be obtained by calling the Nasdaq Public Reference Room Disclosure Information Group at (800) 638-8241 or (202) 728-8298.

        This Prospectus constitutes a part of the Registration Statement on Form S-3 (together with all exhibits and amendments thereto, the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

        The following documents have been filed with the Commission and are incorporated herein by reference:

               (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, containing audited financial statements for the fiscal year ended December 31, 1996.

               (b) The Company's quarterly reports on Form 10-QSB for the fiscal quarters ended March 31, 1997 and June 30, 1997, and all other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the quarter ended June 30, 1997, including the Company's Form 8K filed with the Commission on August 13, 1997 and the Company's Form 8K/A filed with the Commission on October 14, 1997, containing audited financial statements for the Las Vegas Property for the year ended December 31, 1996.

               (c) The description of the Company's Common Stock contained in Amendment No. 5 to its Registration Statement on Form SB-2 (Commission File No. 33-81074), as filed with the Commission on November 10, 1994, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a report or document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company at 18081 Magnolia, Fountain Valley, CA 92708, Attn: Corporate Secretary (telephone
(714) 837-1200).

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY

IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT.

                                   THE COMPANY

        Until recently, the primary business of United Leisure Corporation, a Delaware corporation (the "Company"), had been to act as a developer and manager (rather than an operator) under a ground lease with The Irvine Company, which ground lease covered approximately 300 acres of real estate in Irvine, California (the "Ground Lease"). The Ground Lease terminated on February 28, 1997, and although litigation remains pending with respect to various aspects of the Ground Lease, the Company does not anticipate that it will have any future income from its Ground Lease operations. The Company has been planning for the termination of its Ground Lease for the past several years, and its income from its Ground Lease operations has been reduced as a percentage of its total income from operations in the last several years.

        The Company currently operates three Camp Frasier day camp locations, three Planet Kids play/learning centers and one Frasier's Frontier, an amusement park. The Company intends to continue to operate each of these locations; however, the Company does not currently anticipate that it will continue to expand its children's educational and recreational activities in the future.

        On July 29, 1997, United Hotel & Casino, L.L.C., a Delaware limited liability company ("UHC"), of which the Company currently owns a 50% membership interest, acquired, in fee simple, approximately 8.5 acres of partially developed land on the Las Vegas Strip in Las Vegas, Nevada (the "Las Vegas Property"). The Las Vegas Property is located at 3025 Las Vegas Boulevard and currently contains a shopping center consisting of approximately 20 retailers and The Silver City Casino. Upon the acquisition of the Las Vegas Property, UHC became the lessor of the shopping center and the Silver City Casino. The Silver City Casino is owned and operated by Circus Circus and it is anticipated that Circus Circus will continue to operate this casino on the Las Vegas Property. UHC currently intends to continue to lease the existing shopping center on the Las Vegas Property, but in the future UHC may determine to further develop the Las Vegas Property. The Company has the right to appoint one member of the three member management committee of UHC.

        Since 1986 the Company has been engaged in protracted and expensive litigation involving the Ground Lease with its landlord, The Irvine Company, in Orange County Superior Court (Case No. 49-12-02). The case is styled The Splash
v. The Irvine Company, et al. (the "Irvine Company Litigation"). The Irvine Company Litigation, as well as several other actions between the Company and The Irvine Company, and actions between the Company and its subtenants under the Ground Lease, are still pending. In the Irvine Company Litigation the Company was awarded a jury verdict in the total approximate amount of $42 million in November 1993, and the Irvine Company was denied any recovery against the Company on its claims. In April 1994, the Court granted a new trial on post-verdict motions brought by the Irvine Company. The Company has appealed this order. The appeal has been fully briefed and is currently scheduled for oral argument in mid- November 1997. If a new trial is ordered in connection with the Irvine Company Litigation, the Company anticipates that it may have to incur substantial additional legal fees. In view of the inherent uncertainties of litigation, the ultimate outcome of the Irvine Company Litigation cannot be predicted.

        The Company was incorporated under the laws of the State of Delaware in May 1969 under the name "Lion Country Safari, Inc." The Company has operated and plans to continue to operate primarily as a holding company for its operating subsidiaries. The Company's executive offices are located at, and its mailing address is, 18081 Magnolia, Fountain Valley, CA 92708. Its telephone number is
(714) 837-1200.

                                  RISK FACTORS

        An investment in the securities offered hereby is highly speculative and involves a high degree of risk. Prospective investors should carefully consider all of the information contained in this Prospectus and, in particular, the following factors which could materially and adversely affect the operations and prospects of the Company or an investment therein, before making a decision to purchase any Securities offered hereby:

        The Irvine Company Litigation; New Trial Ordered. The Company has been engaged in protracted and expensive litigation with its landlord under the Ground Lease, The Irvine Company, since 1986. The Irvine Company Litigation has been characterized by years of legal maneuvering by both parties. In November 1993, after a six-week trial, the Company obtained a judgment in the approximate amount of $42,000,000; however, on post-trial motions, a new trial was ordered. The Company has appealed this Order and the appeal has been fully briefed and is currently scheduled for oral argument in mid-November 1997. There are substantial claims against the Company involved in The Irvine Company Litigation and there can be no assurance that a second trial, if held, would not result in a judgment adverse to the Company. There can be no assurance as to the ultimate outcome of the Irvine Company Litigation and purchasers of Securities should not rely on the verdict in the first trial as having any bearing on the results which may obtain from a new trial, if any.

        Operating Losses; Accumulated Deficit; Uncertainly of Future Results. The Company has experienced net losses from its operations for an extended period of time. In 1995 and 1996 and for the six months ended June 30, 1997, the Company experienced losses of $604,183, $403,275 and $1,675,644, respectively. These losses, incurred over a number of years, have resulted in an accumulated deficit of $14,285,906 at June 30, 1997. The Company can make no assurances that the future operations of the Company will result in profitable operations. Although the Company believes a significant portion of its negative operating results in recent years is due to the legal fees and costs associated with the Irvine Litigation and related actions and due to development costs incurred in connection with the Company's expansion into a new field of operations (childrens' recreational and educational activities), there can be no assurance that the Company will be able to be operated profitably in the future. The Company anticipates that it will continue to experience net operating losses as it continues working on its ongoing development plans, including the future development of The Las Vegas Property. Even after the Company's development plans are completed, and the Irvine Company Litigation is concluded, there can be no assurance that the Company's operations will be operated profitably.

        Dependence on Management. The Company's success will depend largely upon the Company's management, in particular, Harry Shuster, the Company's Chairman of the Board, President and Chief Executive Officer. The Company has entered into a Consulting Agreement with Mr. Shuster the initial term of which expires on May 31, 1999 and which is thereafter renewable for additional terms of one year each unless terminated by either party. The loss of the services of Mr. Shuster, or other key management personnel, would have a material adverse effect on the Company's business and prospects.

        Time to be Devoted by Management. The Company relies on the services of the Company's Chairman, Harry Shuster. However, Mr. Shuster is also the Chairman of the Board and Chief Executive Officer of one other public company, Grand Havana Enterprises, Inc. ("Grand Havana"), and the Chairman of the Board of a company that currently has a registration statement on file with the Securities and Exchange Commission, United Film Distributors, Inc. ("United Film"). Mr. Shuster devotes substantial time to the business and affairs of these two other entities. Mr. Shuster is also involved with several private companies that take up a portion of his time. Although Mr. Shuster intends to devote such time to the business of the Company as he deems necessary for its operations, there can be no assurance that Mr. Shuster will be available to handle any crisis situation that may arise, and if Mr. Shuster is unavailable, it is possible that the resolutions of such crises may be less favorable than the resolutions that could have been reached had Mr. Shuster been available. In addition, as a result of competing demands for Mr. Shuster's time, he may grant priority to other positions he holds at times when the Company would benefit from his services.

        Conflicts of Interest/Potential for Compromise of Management's Fiduciary Duties. The Company is subject to actual and potential conflicts of interest arising out of the relationships between and among the Company and its officers and directors and their affiliates. Due to these actual and potential conflicts of interest there is significant potential for the fiduciary duties of the officers and directors of the Company to be compromised. The officers and directors of the Company are aware of their fiduciary obligations to act in good faith and in a manner the officers and directors reasonably believe to be in or not opposed to the best interest of the Company, and the officers and directors of the Company intend to comply with their fiduciary obligations, however, should the officers and directors breach their fiduciary obligations to the Company, the remedies available to stockholders in such circumstances under state law, including the stockholders bringing a derivative action on behalf of the Company against an officer or director, would likely be prohibitively expensive and time consuming for the stockholders to pursue.

        As of September 30, 1997, the Company had loaned Grand Havana the principal amount of $775,000 which, pursuant to the terms of a financing agreement, as amended, is due March 31, 1998. In addition, the Company has pledged $875,000 as collateral to support a letter of credit for the benefit of Grand Havana, which collateral Grand Havana has agreed to replace in full by March 1998. Although the Company believes that Grand Havana will meet its repayment obligations to the Company when they become due, there can be no assurance that this will be the case. In addition, the Company has entered into a consulting agreement with Harvey Bibicoff, who is a director of Grand Havana, pursuant to which in consideration for consulting services rendered, Mr. Bibicoff received 150,000 shares of the Common Stock of the Company and the right to receive 2-1/2% of the membership interest in UHC held by the Company on or before August 1, 1999. Further, Mr. Bibicoff made a short term loan to the Company of $900,000 in connection with the acquisition of the Las Vegas Property, $875,000 of which the Company has since repaid. The terms of the loans made by the Company to Grand Havana, the terms of the loan made by Mr. Bibicoff to the Company, and the consulting agreement between the Company and Harvey Bibicoff were not arrived at by arms' length negotiations, and therefore may be on terms less favorable to the Company than if the Company had entered into these agreements with unaffiliated third parties.

        Delaware law provides that a contract that a corporation enters into in which its officers and directors or affiliates of its officers and directors have a financial interest (a "Related Party Contract") is not void or voidable if the material facts as to the relationship or interest and as to the contract are disclosed or are known to the Board of Directors, and the Board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum. Delaware law further provides that a Related Party Contract is not void or voidable if the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified by the Board of Directors. Management's current policy is to permit the Company to enter into Related Party Contracts so long as such contracts would not be void or voidable under Delaware law. Accordingly, with respect to each of the Related Party Contracts described above, the Company's Board of Directors is fully aware of the relevant relationships and financial interests involved, and the disinterested Board members have adopted resolutions, in good faith, approving each of such Related Party Contracts. Management may enter into additional Related Party Contracts in the future so long as the Board of Directors is aware of the relationship and financial interest of an officer and director in the contract and the contract is approved by the disinterested directors in good faith. None of the Related Party Contracts described above has been submitted to the stockholders for their approval and the Company does not intend to submit such Related Party Contracts to the stockholders for their approval in the future unless such approval is required by law or by the rules of any regulatory authority, e.g., NASDAQ.

        Limitation on Director Liability. As permitted by Delaware corporation law, the Company's Certificate of Incorporation limits the liability of Directors to the Company and its stockholders for monetary damages for breach of a Director's fiduciary duty except for liability in certain instances.

        General Economic Conditions. The marketability and profitability of the Las Vegas Property may be adversely affected by changes in the general and local economic conditions in the area in which the property is located, as well as changes in national economic conditions. A local economy may be adversely affected by unemployment, inflation, recession, competition, adverse weather, acts of God, unavailability of materials or skilled labor, poor economic conditions and other factors, none of which can be predicted with certainty. If the local economy of the Las Vegas, Nevada area is adversely affected, it could have a material adverse impact on the Company.

        Defaults by Tenants/Vacancies. Defaults by tenants of the Las Vegas Property on their rental obligations, or failure to obtain replacement tenants should present or future tenants leave, could result in substantially less cash available for UHC and therefore for the Company. Less cash available for UHC could cause UHC to default on the payment of its mortgage obligations with respect to the Las Vegas Property, which default could result in foreclosure of the Las Vegas Property which in turn would result in a material adverse effect to the Company's business, financial condition and results of operations. Of the approximately 22 tenants on the Las Vegas Property, the Silver City Casino accounted for approximately one-half of all rental received from the Las Vegas Property as of July 31, 1997. The lease for the Silver City Casino expires on October 31, 1999. If the Las Vegas Property should lose the Silver City Casino as a tenant and were not able to fill the vacancy, or could not receive the same rental from a new tenant, this could have a material adverse effect on the business, financial condition and results of operation of the Company.

        Control of Las Vegas Property. The Operating Agreement pursuant to which UHC is operated provides that the Company has the right to appoint only one member of the current three member management committee of UHC. Accordingly, the Company will not be able to control any operational decisions with respect to the Las Vegas Property.

        Third Party Financing/Possible Future Dilution of Ownership in UHC. In connection with the purchase of the Las Vegas Property by UHC, the Company was required to make a capital contribution to UHC of approximately $3,800,000. In order to enable the Company to meet its capital contribution obligation, Westminster Capital, Inc., an unrelated third party, made a loan of $1,900,000 to the Company. The Westminster Loan bears interest at 15% per annum, is evidenced by a secured promissory note (the "Note") and is due on the earlier to occur of (i) the demand of the holder (which demand may not be made prior to July 29, 1998 unless there is a sooner event of default) or (ii) July 29, 1999 (the "Maturity Date"). The holder of the Note has the right, at any time prior to the Maturity Date, to convert the entire outstanding principal balance of the
Note into a 25% membership interest in UHC which would leave the Company with only a 25% membership interest in UHC after such conversion. Accordingly, if UHC operates with a positive cash flow, the holder of the Note could convert the
Note into a membership interest in UHC leaving the Company with only a 25% indirect interest in the Las Vegas Property. In addition, the Note is secured, by among other things, the 50% membership interest that the Company owns in UHC as well as 408,333 of the 941,666 shares of common stock which the Company owns in Grand Havana. If the Company should default on the Note, the default could result in the foreclosure on a significant amount of the Company's assets, which foreclosure would have a material adverse effect on the Company's business, financial condition and results of operations.

        Balloon Payment. The promissory note assumed by UHC in connection with the acquisition of the Las Vegas Property, which currently has an outstanding principal balance in excess of $16 million, does not provide for full amortization, requiring instead, a "balloon" payment of the unpaid principal balance plus accrued interest on December 31, 2002. Although the Company believes UHC will be able to refinance the Las Vegas Property prior to the date set for the balloon payment upon terms acceptable to UHC, there can be no assurance that it will be able to do so. If UHC is unable to refinance this loan prior to December 31, 2002 on terms acceptable to UHC, it would not be able to meet the balloon payment due in December 31, 2002 from the net cash flow from the Las Vegas Property, and it would have to find other sources with which to make such payment. There can be no assurance that UHC or the Company would be able to obtain funding in order to make such balloon payment.

        Uninsured Losses. Although UHC will maintain comprehensive insurance for the Las Vegas Property, including liability, fire and extended coverage, of a type and in an amount which is customarily obtained on similar properties, there are certain types of losses (generally of a catastrophic nature, such as earthquakes and floods) which are either uninsurable or not economically insurable. Should such a disaster occur to or cause the destruction of any of the Las Vegas Property, the Company could lose both its invested capital and anticipated cash flow with respect to any such properties.

        Environmental Risks. Real estate in general is subject to certain environmental risks, arising from the location or site on which a project is built or from materials used in construction or stored or used on the property. Although the Company is unaware of any environmental problems associated with the Las Vegas Property, the occurrence of hazardous environmental conditions on the Las Vegas Property may only become apparent after a lengthy period of time. Thus, there can be no assurance that there are no environmental risks with respect to the Las Vegas Property. If hazardous substances are discovered on the Las Vegas Property, or discovered to be emanating from any of such properties, UHC, as the owner or operator of the property may be held strictly liable for all costs and liabilities relating to such hazardous substances. The Company is not subject to or aware of any environmental problems relating to the Las Vegas Property at this time which may have a financial or other adverse impact on the Company or UHC.

        Competition. The Company will face competition with respect to attracting and retaining tenants for the Las Vegas Property. The Las Vegas, Nevada commercial rental market is a generally competitive one. If UHC should not be able to fill vacancies as they arise in the Las Vegas Property due to competition for tenants in the Las Vegas, Nevada area, it may be forced to lower its current rental rates or it may be faced with substantial time lags before it is able to fill vacancies.

        The Company's children's day camps and play learning centers compete with numerous competitors, many of which have substantially greater financial, marketing, personnel and other resources than the Company. It is also likely that other competitors will emerge in the future. The Company will compete with companies that have greater market recognition, greater resources and broader capabilities than the Company. As a consequence, there is no assurance that the Company will be able to successfully compete in the marketplace.

        Uncertain Success of New Business Areas. The Company opened its first Planet Kids play learning center in July 1995 with its other two Planet Kids locations opening in December 1995 and September 1996. In addition, the 3 childrens' day camps operated by the Company (not including the day camp located on the Irvine Property which ceased to be operational upon termination of the Ground Lease), had their first full summer of operations in 1996. Accordingly, the Company has only relatively recently been operating its three existing day camps, three plant kids location and one Frasier's Frontier amusement Park. This new business area for the Company will take additional time to develop and there can be no assurance that this new business area will be a success.

        In addition, UHC acquired the Las Vegas Property in July 1997. Although the Company had pervious experience in managing real property when it served as sublessor under the Ground Lease, the Company has never owned or managed a commercial shopping center in Las Vegas, Nevada and there can be no assurance that the Company, through its representative on the management committee, will be able to do so successfully.

        Possible Need for Additional Financing. The Company's future capital requirements will depend on numerous factors. If the $42 million judgment in the Irvine Company Litigation is not upheld and a new trial is ordered, the Company anticipates that it will continue to expend significant funds on legal expenses. Further, in the Irvine Company Litigation The Irvine Company had also asserted claims against the Company under the Ground Lease and it is possible that if there is a new trial that the Company could be held liable to The Irvine Company. There are numerous uncertainties associated with the various aspects of the Irvine Company Litigation and the outcome of these matters could have a material impact on the Company's liquidity in ways in which the Company's management is currently unable to predict. Although management believes that its current cash from operations, distributions received by the Company as a result of its investments, and repayment to the Company of amounts previously advanced by the Company to Grand Havana will provide the Company with sufficient funds to meet the Company's anticipated need for working capital and capital expenditures for at least the next 12 months, there can be no assurance that this will be the case, in particular with respect to various uncertainties surrounding the Irvine Company Litigation and related actions. In addition, if UHC should determine to further develop the Las Vegas Property, the Company may be required to make additional capital contributions to UHC in order to fund these development costs. If the Company is in need of additional financing, there can be no assurance that additional financing will be available to the Company on acceptable terms, or at all.

        New NASDAQ SmallCap Market Criteria. The Common Stock is traded on The NASDAQ SmallCap Market under the symbol "UTDL." Continued qualification to trade on the NASDAQ SmallCap Market is subject to certain quantitative and qualitative criteria. Changes to these criteria were effected on August 22, 1997 and companies have until February 22, 1998 to comply with these new criteria. Among the quantitative criteria is a new requirement of a minimum bid price for the Common Stock of at least $1.00 per share. The minimum bid price of the Common Stock of the Company has often been under $1.00 per share in the past two years. Although management believes that as a result of its new business activities in connection with the acquisition and management of the Las Vegas Property by UHC, that the Common Stock will be able to maintain a minimum bid price of at least $1.00 in the future, there can be no assurance that this will be the case. Among the new qualitative criteria are several which the Company does not currently meet, including (i) distribution of annual and interim reports, (ii) an audit committee, a majority of which are independent directors; (iii) an annual stockholders meeting and (iv) review of conflicts of interest. Although the Company intends to comply with all of these criteria by the date set by NASDAQ for compliance, failure to comply would result in de-listing from the NASDAQ SmallCap Market.

        Control by Management. Following completion of this offering, Harry Shuster, the Chairman of the Board, President and Chief Executive Officer of the Company, will beneficially own, in the aggregate, approximately 35% of the outstanding shares of Common Stock of the Company (assuming options to purchase an aggregate of 506,950 shares were exercised by Mr. Shuster). Accordingly, Mr. Shuster will have significant influence over the outcome of all matters submitted to the stockholders for approval, including the election of Directors of the Company.

        No Dividends on Common Stock. Should the operations of the Company be profitable, it is likely that the Company would retain much or all of its earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future. The Company has paid no dividends in the past.

        Additional Authorized Shares Available for Issuance. The Company is authorized to issue 30,000,000 shares of Common Stock. A total of 12,518,849 shares of Common Stock are currently issued and outstanding and an additional 6,391,950 shares of Common Stock have been reserved for future issuance in connection with the exercise of options and warrants that are currently outstanding. Accordingly, an aggregate of 11,089,201 shares of authorized but unissued shares of Common Stock are available for issuance without further stockholder approval. As a result, any issuance of additional shares of Common Stock may cause current stockholders of the Company to suffer significant dilution which may adversely affect the market.

        Rule 144 Sales; Future Sales of Common Stock. As of October 15, 1997 the Company had outstanding 12,518,849 shares of Common Stock of which a total of approximately 4,724,792 shares are "restricted securities" as that term is defined under Rule 144 of the Securities Act and may be sold in compliance with Rule 144 of the Securities Act. Ordinarily, under Rule 144, a person who is an affiliate of the Company (as that term is defined in Rule 144) and has beneficially owned restricted securities for a period of one year may, every three months, sell in brokerage transactions an amount that does not exceed the greater of (i) 1% of the outstanding class of such securities or (ii) the average weekly trading volume of trading in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four weeks prior to the filing of a notice of sale by a securities holder. A person who is not an affiliate of the Company who beneficially owns restricted securities is also subject to the foregoing volume limitations but may, after the expiration of two years, sell unlimited amounts of such securities under certain circumstances. All but 150,000 of the "restricted securities" have been held in excess of two years and the 150,000 shares which have been less than two years are being registered in this offering. Possible or actual sales of the Company's outstanding Common Stock by certain of the present stockholders under Rule 144, as well as the sale of the shares by the Selling Stockholders in this offering, may have a depressive effect on the price of the Company's Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

        In addition, the Company currently has outstanding options to purchase an aggregate of 866,950 shares exercisable at prices ranging from $.30 to $1.38 per share, Class A Warrants issued in the Company's 1994 public offering to purchase an aggregate of 4,945,000 shares of Common Stock at an exercise price of $4.00 per share, warrants to purchase 430,000 shares of Common Stock issued to the underwriter in connection with the Company's 1994 public offering at an exercise price of $6.60 per share and the Warrant which is exercisable to purchase 150,000 shares of Common Stock at the lesser of $.40 per share or 75% of the average of the last trade prices for the 10 trading days immediately preceding exercise of the warrant, and warrants to purchase an aggregate of 200,000 shares of Common Stock where are exercisable at $.75 per share. The sale of the shares of Common Stock underlying such convertible securities could have a further depressive effect on the price of the Common Stock and could further impair the Company's ability to raise capital through the sale of its equity securities.

        Volatility of Market Price for the Common Stock. The market price for the Common Stock prior to the date hereof has been highly volatile. Factors such as the Company's operating results and announcements by the Company or its competitors may have a significant impact on the market price for the Common Stock. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

        "Penny Stock" Regulations. The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception with respect to securities quoted by NASDAQ. If the Company's Common Stock ceases to be quoted by NASDAQ, the Company's securities would likely be considered "penny stock" and thereby become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell their Common Stock.

        Possible Adverse Effects of Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of a maximum of 100,000 shares of Preferred Stock on terms that may be fixed by the Company's Board of Directors without further stockholder action. The terms of any series of Preferred Stock, which may include priority claims to assets and dividends, and special voting rights, could adversely affect the rights of holders of the Common Stock. No Preferred Stock is currently outstanding and the Company has no current plans to issue such Preferred Stock. The issuance of such Preferred Stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock, or otherwise dilute the rights of holders of Common Stock and the market price of the Common Stock.

                                 USE OF PROCEEDS

        All of the Securities offered hereby are being offered by the Selling Stockholders for their own accounts. The Company will not receive any proceeds from the sale of the Securities by the Selling Stockholders. Assuming exercise of the Warrants in full, the Company would receive gross proceeds from the exercise of the Warrants of approximately $210,000. The Company believes that the exercise of the Warrants will depend on the market price of a share of Common Stock at the time of exercise and its relation to the exercise prices of the Warrants.

        The Company intends to use the net proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes. Pending application of the proceeds, the Company intends to place the funds in interest-bearing investments such as bank accounts, certificates of deposit and United States Government obligations.

                              PLAN OF DISTRIBUTION

        The Securities being sold by the Selling Stockholders are being sold for their own accounts. The Company will not receive any of the proceeds from such sales, except proceeds received by the Company upon the exercise of the Warrants. See "Use of Proceeds."

        The Selling Stockholders may sell the Securities from time to time through dealers or brokers in transactions on the Nasdaq Stock Market at prices then prevailing, or directly to one or more purchasers in negotiated transactions at negotiated prices, or in a combination thereof. The Selling Stockholders and any dealers or brokers that participate in such distribution may be deemed "underwriters" within the meaning of the Securities Act and any commissions or discounts received by any such dealer or broker may be deemed "underwriting compensation."

        The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "UTDL."

        The costs of registering the Securities will be paid by the Company.

        There can be no assurances that the Selling Stockholders will sell any or all of the Securities offered hereunder.

                              SELLING STOCKHOLDERS

        The following table sets forth the names of the Selling Stockholders, the number of shares of the Company's Common Stock beneficially owned by the Selling Stockholders, the number of shares that may be sold by the Selling Stockholders in this Offering, and the number of shares of Common Stock to be owned by the Selling Stockholders, and the percentage of Common Stock to be owned by the Selling Stockholders, assuming all of the shares of Common Stock are sold in this Offering.

                                      Before Offering                    After Offering
                            ----------------------------------    ----------------------------
                            Number of Shares   Number of Shares   Number of Shares  Percent of
                              Beneficially       to Be Sold in      Beneficially    Outstanding
                                 Owned(1)          Offering             Owned         Shares
                                 --------          --------             -----         ------
Westminster Capital, Inc.(2)     150,000(3)         150,000               0              *

Harvey Bibicoff(4)               310,000            150,000            160,000         1.3%

Whale Securities Co., L.P.(5)    100,000(6)         100,000               0              *

Mary Jane Shapiro(5)             100,000(6)         100,000               0              *

--------------------------
* Less than 1%

(1) As of October 15, 1997 there were 12,518,849 shares of Common Stock outstanding.

(2) Westminster Capital, Inc. received its warrant to purchase 150,000 shares of Common Stock as consideration for a loan made by Westminster Capital, Inc. to the Company. See "Risk Factors-- Third Party Financing/Possible Future Dilution of Ownership in UHC."

(3) Includes 150,000 shares of Common Stock issuable upon exercise of a warrant.

(4) Harvey Bibicoff received 150,000 shares of the Common Stock being sold in this offering in consideration for consulting services rendered to the Company. Mr. Bibicoff is a director of Grand Havana Enterprises, Inc., an affiliate of the Company.

(5) Whale Securities Co., L.P. received warrants to purchase 200,000 shares of the Company's Common Stock in consideration for entering into a financial consulting agreement with the Company. Warrants to purchase 100,000 of the 200,000 shares were designated by Whale Securities Co., L.P. to go to Mary Jane Shapiro, the spouse of a principal of that firm.

(6) Includes 100,000 shares of Common Stock issuable upon exercise of a warrant.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                          OF SECURITIES ACT LIABILITIES

        The Company's Certificate of Incorporation and By-laws provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of the Company for the year ended December 31, 1996, and the financial statements incorporated in this Prospectus by reference to the Form 8K/A filed by the Company with the Commission on October 14, 1997, have been incorporated in reliance on the report of Hollander, Gilbert & Co., independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

        The validity of the Securities offered hereby will be passed upon for the Company by Richman, Lawrence, Mann, Greene, Chizever, Friedman & Phillips, Beverly Hills, California.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following is a schedule of the estimated expenses (all of which will be borne by the Company) incurred in connection with the offering of the securities registered hereby, other than underwriting discounts and commissions, if any. All of the amounts shown are estimates, except the SEC Registration Fee.

        SEC registration fee...............................  $    97.66
        Blue Sky fees and expenses.........................    2,000.00*
        Accounting fees and expenses.......................    2,500.00*
        Legal fees and expenses............................   10,000.00*
        Miscellaneous......................................    1,500.00*
                                                             ----------
        Total..............................................  $16,097.66*
                                                             ==========

        -----------------
        * estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 102(b)(7) of the General Corporation Law of the State of Delaware grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. The Company's Certificate of Incorporation, as restated, provides for the elimination of personal liability of a Director to the corporation or its stockholders for monetary damages for the breach of the Director's fiduciary duty to the full extent allowable under Section 102(b)(7).

        Section 145 of the General Corporation Law of the State of Delaware grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The Company's Bylaws provide for indemnification of such persons to the full extent allowable under applicable law. In addition, the Company has entered into indemnity agreements with each of its Directors, which generally provide contractual indemnity protection which is coextensive with the indemnity provisions of the General Corporation Law of the State of Delaware and the Company's Bylaws.

ITEM 16.  EXHIBITS.

        See the Exhibit Index which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                       (i) To include any Prospectus required by Section
               10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                      (ii) To reflect in the Prospectus any facts or events
               which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

                     (iii) To include any additional or changed material
               information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles of Incorporation, By-Laws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection which the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 3rd day of November 1997.

                                        UNITED LEISURE CORPORATION


                                        By /s/   HARRY SHUSTER
                                           -------------------------------------
                                           Harry Shuster
                                           Chairman of the Board,
                                           President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry Shuster and Brian Shuster, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instructions he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on this 3rd day of November 1997.

           SIGNATURE                                 TITLE
           ---------                                 -----


/s/ Harry Shuster                           Chairman of the Board,
------------------------------          President and Chief Executive
    Harry Shuster                    Officer (Principal Executive Officer
                                       and Principal Financial Officer)
                                               and a Director


/s/ Alvin Cassel                                   Director
------------------------------
    Alvin Cassel

/s/ Brian Shuster                             Vice President and
------------------------------                     Director
    Brian Shuster


/s/ Alvin Alexander                                Director
------------------------------
    Alvin Alexander

                                                   Director
------------------------------
J. Brooke Johnston, Jr.

                                  EXHIBIT INDEX


Exhibit                                                                                 Page
  No.                                     Description                                    No.
(5)        Opinion of Richman, Lawrence, Mann, Greene, Chizever, Friedman &
           Phillips.

(23)-1     Consent of Richman, Lawrence, Mann, Greene, Chizever, Friedman &
           Phillips (included in Exhibit 5).

(23)-2     Consent of Hollander, Gilbert & Co., independent public accountants.

(24) Powers of Attorney (included on the signature page in Part II of this Registration Statement).